Exhibit 99.15

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of July 23, 2018, is made and entered into by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent” or the “Partnership”), MH JV Holdings, L.P., a Delaware limited partnership (“Investor”“), K-Z Evergreen, LLC, a Delaware limited liability company (solely for purposes of Sections 2.2, 7 and 11) (“KZ”) and Trident Pine Acquisition LP, a Delaware limited partnership (solely for purposes of Sections 2.2, 2.6, 7 and 11) (“Trident”, together with KZ, the “Initial Investors” and, the Initial Investors together with Parent and Investor, the “Parties).

WHEREAS, Parent, Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), entered into the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended by that certain Amendment No 1., dated as of June 6, 2018 and as further amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving the merger as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Trident, K-Z, Parent, Merger Sub and the other individual parties thereto, entered into the Interim Investors Agreement, dated as of March 1, 2018 (as amended by that certain Amendment No 1., dated as of June 6, 2018, that certain Amendment No 2., dated as of July 23, 2018, and as further amended from time to time, the “Interim Investor Agreement”), pursuant to which the parties thereto have agreed to govern their relationship between the date of the Merger Agreement and the Closing; and

WHEREAS, Parent wishes to issue and sell, and Investor wishes to purchase, subject to the substantially contemporaneous consummation of the Merger and the other transactions contemplated by the Merger Agreement and the other conditions set forth herein, an aggregate of $150.0 million of limited partnership interests of Parent (the “LP Interests”), consisting of Class A Units (as defined in the Interim Investors Agreement), Class B Units and Class C Units in the amounts contemplated by Section 2.1(a) and otherwise upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

1.	Definitions. Capitalized terms used but not herein defined shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Purchase and Sale of Partnership Interests.

2.1

Parent agrees to issue and sell to Investor, and Investor agrees to purchase from Parent, immediately prior to the Closing but conditioned thereon, the LP Interests, for an aggregate purchase price of $150.0 million in cash, which amount shall be payable immediately prior to the Closing but conditioned thereon by wire transfer of immediately available funds to an account designated in writing by Parent not less than three (3) Business Days prior to the Closing, subject to the substantially contemporaneous consummation of the transactions contemplated by the Merger Agreement, the Equity Documents and the following conditions as of the closing of the transactions contemplated hereby (the “Investment Closing”):

(a)

The LP Interests shall consist of (x) a number of Class A Units (as defined in the Interim Investors Agreement) equal to (1) (A) one (B) minus the A/B Allocation Percentage multiplied by (2) $150.0 million divided by (3) $13.50, (y) a number of Class B Units (as defined in the Interim Investors Agreement) equal to (1) the A/B Allocation Percentage multiplied by (2) $150.0 million divided by (3) $13.50 and (z) a number of Class C Units (as defined in the Interim Investors Agreement) equal to (1) the Investor Pro Rata Portion multiplied by (2) the Class C Preference calculated at the Investment Closing pursuant to the LP Agreement divided by (3) $13.50 (and such number of limited partnership interests of each class shall be in the same proportion as between the different classes of limited partnership interests in Parent purchased by Trident and any Affiliate thereof in connection with the Closing at the same purchase price paid by Trident or any such Affiliate); for purposes of this Agreement, the “A/B Allocation Percentage” shall be equal to (I) $200.0 million divided by (II) (A) the dollar amount of the Investor’s aggregate investment hereunder plus (B) the dollar amount of Trident’s aggregate investment in respect of limited partnership interests of Parent at the Closing plus (C) the amount of any co-investors (other than KZ, the Rollover Stockholders and their respective Affiliates) aggregate investment in respect of limited partnership interests of Parent at the Closing.

(b)

Each of the conditions to the Closing set forth in Article VI of the Merger Agreement shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, provided that such conditions are satisfied or waived at the Closing);

(c)	Parent shall have given Investor at least three (3) Business Days’ prior written notice of the proposed date of the Closing;

(d)

At the Closing, the Initial Investors shall have contributed or caused to be contributed a cash equity investment to Parent immediately prior to the consummation of the Merger under the Merger Agreement in the amount set forth in their respective Equity Commitment Letters (as reduced by the amount of the Investor’s investment hereunder and other co-investments by other Persons);

(e)

Evergreen Parent GP, LLC, the general partner of Parent (the “General Partner”), shall have amended and restated its limited liability company agreement (the “LLC Agreement”) to (i) reflect the applicable terms set forth on Exhibit A to the Interim Investors Agreement as in effect on the date hereof and made available to Investor and (ii) include the applicable terms set forth on Exhibit A to this Agreement, and otherwise in a form reasonably acceptable to Investor;

(f)

The limited partnership agreement of Parent (the “LP Agreement” and together with the LLC Agreement, the “Equity Documents”) shall have been amended and restated to (i) reflect the applicable terms set forth on Exhibit A to the Interim Investors Agreement as in effect on the date hereof and made available to Investor and (ii) include the applicable terms set forth on Exhibit A to this Agreement, and otherwise in a form reasonably acceptable to Investor;

(g)	The Equity Documents shall be in full force and effect as of the Closing and shall not have been amended or modified other than as contemplated hereby;

(h)	None of the Parties hereto (other than the Investor) shall have breached any of its representations, warranties, covenants or agreements set forth herein in any material respect; and

(i)

No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Investment Closing.

2.2

The Initial Investors acknowledge and agree that (a) this Agreement and the transactions contemplated hereby shall constitute a Permitted Equity Syndication (as such term is defined in the Interim Investors Agreement) notwithstanding the fact that the investment is not being made through a Co-Invest Vehicle and (b) notwithstanding anything to the contrary in the Interim Investors Agreement (including Section 18(g)(i) thereof), Investor will not be required to deliver a counterpart or otherwise become party to or bound by the Interim Investors Agreement.

2.3	Investor agrees to execute and deliver counterparts to the Equity Documents at the Investment Closing and thereby to be bound by the Equity Documents subject to the terms and conditions thereof.

2.4	Parent agrees to cause Investor to be admitted as a limited partner of Parent at the Investment Closing.

2.5

The purchase and sale of the LP Interests contemplated by this Section 2 shall be evidenced by appropriate instruments or acknowledgements of transfer and recorded in the books and records of Parent. Investor will be issued certificates representing the LP Interests which shall be endorsed with the following legend:

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE LIMITED PARTNERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A LIMITED PARTNERSHIP AGREEMENT BETWEEN THE LIMITED PARTNERSHIP AND THE HOLDER.

2.6

Transaction Fee. If the Closing occurs, Parent shall cause the Company to pay to Investor or its designee a transaction fee, payable in two installments by wire transfer in immediately available funds to the account or accounts designated by the Investor in writing: (i) an amount in cash equal to the result of (x) the Investor Pro Rata Portion multiplied by (y) $7,500,000 no later than two (2) Business Days following the Closing Date; and (ii) an amount in cash equal to the result of (x) the Investor Pro Rata Portion multiplied by (y) $7,500,000 no later than the one year anniversary of the Closing Date. For purposes of this Agreement, the “Investor Pro Rata Portion” shall be equal to (I) the dollar amount of Investor’s aggregate investment hereunder divided by (II) (A) the dollar amount of the Investor’s aggregate investment hereunder plus (B) the dollar amount of Trident’s aggregate investment in respect of limited partnership interests of Parent at the Closing plus (C) the amount of any co-investors’ (other than KZ, the Rollover Stockholders and their respective Affiliates, and excluding any amounts included in (A) or (B)) aggregate investment in respect of limited partnership interests of Parent at the Closing. Trident hereby consents to the transaction fee described in this Section 2.6 and agrees that such transaction fee is a Permitted Transaction Fee pursuant to (and as defined in) the Interim Investors Agreement.

3.

Further Actions; Cooperation. Each Party hereby agrees to execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement, provided that nothing herein shall obligate Parent to consummate the transactions contemplated by the Merger Agreement or to take any other action in circumstances where Parent is not obligated to take such action under the terms and conditions of the Merger Agreement. Investor agrees that it shall, and shall cause its Affiliates to, use its reasonable best efforts to provide information, take reasonable actions similar to those taken by Trident and otherwise reasonably cooperate with Parent (including by filing disclaimers of control with respect to the Company or the Company Subsidiaries and executing other documents and instruments requested by Governmental Entities), in each case solely to the extent reasonably requested by Parent, with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Merger Agreement (it being understood that Investor shall have no independent obligation to determine actions required to be taken in connection therewith and shall be entitled to rely on responding and acting in accordance with the reasonable requests of Parent when taking actions to comply with this Section 3); provided that nothing herein shall require Investor or any of its Affiliates to take any action (x) that would reasonably be expected to have the effect of limiting Investor’s governance, information or other rights or obligations with respect to Parent contemplated by this Agreement (other than limitations on Investor’s governance rights to the extent that (I) Trident has an analogous governance right, (II) a Government Entity requires Trident and MDP limit the applicable governance right as a condition to its approval of the transactions contemplated by this Agreement and the Merger Agreement and (III) Trident accepts such required limitation) and (y) with respect to any entity other than Investor (other than providing information). Investor agrees to use reasonable best efforts to promptly provide to Parent any information about Investor or its Affiliates that Parent or the Company reasonably determines upon the advice of counsel is required to be included in the Proxy Statement, Schedule 13E-3 or any other filing or notification with any Governmental Authorities in connection with the transactions contemplated by this Agreement and the Merger Agreement.

4.	Confidentiality; Public Statements.

4.1

Investor acknowledges that it has had or may have access to certain information provided by or on behalf of Parent concerning or relating to the Merger and the other transactions contemplated hereby or by the Merger Agreement which is either confidential or proprietary in nature (collectively, the “Confidential Information”). Investor agrees that it shall, and shall cause its directors, officers, employees, Affiliates and representatives to, maintain the confidentiality of the Confidential Information and refrain from disclosing any Confidential Information to any third person or entity, except (A) as required by law, regulation or legal or regulatory process, (B) to its directors, officers, employees, Affiliates, representatives and third-party advisors who need to know such Confidential Information in connection with advising such Party with respect to the Merger and the other transactions contemplated by this Agreement and by the Merger Agreement, (C) as disclosed in the ordinary course to partners in funds affiliated with Investor and its Affiliates and related co-investors (provided, that such partners and co-investors shall be subject to this Section 4.1 to the same extent as Investor and Investor shall be responsible for any breaches of this Section 4.1 by such partners and co-investors), (D) as authorized by writing by the Parent, or (E) as required in any proceeding arising from a dispute between the Parties alleging a breach of the terms of this Agreement. In the event that Investor receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (A) of the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible Parent of the existence, terms and circumstances surrounding such obligation, (y) consult with Parent on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure (which such actions would be at the expense of Parent), and (z) if disclosure of such Confidential Information shall be required, furnish only that portion of the Confidential Information that such Party is requested or legally compelled to disclose. For purposes of this Agreement, “Confidential Information” shall not include information that is or becomes available to the public generally (including if disclosed by the Company), other than as a result of disclosure by a Party or its directors, officers, employees, Affiliates or representatives in breach of the terms of this Agreement.

4.2

Except as expressly contemplated by this Agreement, Investor shall not issue any press release or otherwise make any public statement with respect to the Merger or the other transactions contemplated by this Agreement or by the Merger Agreement without the prior consent of Parent, unless such press release or public statement is required by law, regulation, or legal or regulatory process. In the event that Investor becomes obligated to issue a press release or otherwise make a public statement as described in the preceding sentence, it shall, to the extent permitted by law, (x) notify Parent in writing as promptly as possible of the existence, terms and circumstances surrounding such obligation; (y) consult with Parent on the content of such press release or other public statement; and (z) if requested to do so, include the name of any of the other Parties in such press release or other public statement only if legally compelled to do so.

5.	Representations and Warranties of Investor. Investor hereby represents and warrants to Parent, as of the date hereof and as of the Investment Closing, as follows:

5.1	Investor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware;

5.2

Investor has all requisite power and authority and has received all consents and approvals and taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement;

5.3

This Agreement has been duly and validly executed by Investor, and assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of Investor, enforceable against it in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, or by general equitable principles;

5.4

To the knowledge of Investor, no consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required or triggered as a result of the valid execution, delivery or performance of this Agreement by Investor;

5.5

The execution, delivery and performance by Investor of this Agreement does not and will not (i) violate the organizational documents of Investor, (ii) subject to the receipt of consents and approvals of Governmental Entities related to the transactions contemplated by the Merger Agreement and the Equity Documents, violate any applicable law or order to which Investor or any of its assets are subject, or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of Investor;

5.6

Prior to the date hereof, Investor has delivered to Parent true and complete fully executed copies of an executed commitment letter, dated as of the date hereof (the “Commitment Letter”) from Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P. and Madison Dearborn Capital Partners VII Executive-A, L.P. (the “Equity Investors”) relating to the commitment of the Equity Investors to provide cash equity equal to the aggregate amount of the Investor’s investment contemplated hereby (the “Financing”). The Commitment Letter provides, and will continue to provide, that Parent is a third party beneficiary thereof. The Commitment Letter constitutes the entire and complete agreement of the parties thereto with respect to the Financing and, as of the date hereof, there are no side letters or other Contracts or arrangements relating to the funding or investing, as applicable, of the full amount of, or the conditionality, enforceability, termination or availability of, the Financing, other than as expressly set forth in or contemplated by the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect and is valid and enforceable against Investor and the Equity Investors, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. As of the date hereof, there is no default under the Commitment Letter and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a default thereunder. As of the date hereof, the Commitment Letter has not been terminated, repudiated, rescinded, modified, amended, withdrawn, supplemented or restated and none of the commitments under the Commitment Letter has been terminated, repudiated, rescinded, modified, amended, withdrawn, supplemented or restarted in any respect. The obligations of the Equity Investors to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Commitment Letter by the Investor. Assuming the satisfaction of the conditions set forth in Section 2.1, as of the date hereof, the Investor has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied or (ii) the funding contemplated in the Commitment Letter not being provided or made available to the Investor, as applicable, on a timely basis in order to consummate when required the transactions contemplated by this Agreement.

5.7

Investor (a) understands and has taken cognizance of all the risk factors related to the investment in Parent, (b) has been granted the opportunity to ask questions and receive answers concerning the terms and conditions of the investment in Parent and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished, and (c) has relied solely upon (i) the representations set forth in this Agreement, and (ii) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Investor acknowledges that the investment in Parent is intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act. Investor has the financial ability to afford a complete loss of its investment in the LP Interests;

5.8

Investor is acquiring the LP Interests solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Act, and Investor understands that the LP Interests may not be disposed of in contravention of the Securities Act, or any applicable state securities laws;

5.9

Investor is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the LP Interests;

5.10

Investor understands that the LP Interests are being issued without registration under the Securities Act, under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder;

5.11	There are no conditions to Investor’s obligations set forth in this Agreement, except as expressly set forth herein; and

5.12

None of the information, if any, to be supplied by or on behalf of Investor for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting, and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.	Representations and Warranties of Parent. Parent hereby represents and warrants to Investor, as of the date hereof and as of the Investment Closing, as follows:

6.1	Parent is limited partnership duly organized, validly existing and in good standing under Delaware Law;

6.2

Parent has all requisite limited partnership power and authority and has received all consents and approvals and taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement;

6.3

This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of Parent, enforceable by Investor against Parent in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditor’s generally or by general equitable principles;

6.4

The LP Interests, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all Liens, other than as applicable to the LP Interests or the holders thereof under applicable federal and state securities laws;

6.5

Except for waiver or consents that have been obtained or are in full force and effect, the execution and delivery of this Agreement by Parent and the issuance of the LP Interests contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the certificate of formation, limited partner agreement or other organizational documents of Parent or (ii) any law, order or material agreement applicable to Parent or by which any property or asset of Parent is bound or affected or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of Parent; and

6.6

At the Investment Closing, Investor will acquire LP Interests pursuant to this Agreement for the same price per LP Interest as Trident is acquiring LP Interests in connection with the Merger (in each case, without giving effect to the fees payable pursuant to Section 17 of the Interim Investors Agreement and Section 2.6 hereof).

7.

Representations and Warranties of the Initial Investors. Each Initial Investor hereby represents and warrants to Investor, as of the date hereof and as of the Investment Closing, solely with respect to itself, as follows:

7.1	Such Initial Investor is a limited liability company or limited partnership duly organized, validly existing and in good standing under Delaware Law;

7.2

Such Initial Investor has all requisite limited partnership or limited liability company, as applicable, power and authority and has received all consents and approvals and taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement;

7.3

This Agreement has been duly executed and delivered by such Initial Investor and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of such Initial Investor, enforceable by Investor against such Initial Investor in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditor’s generally or by general equitable principles;

7.4

Except for waiver or consents that have been obtained or are in full force and effect, the execution and delivery of this Agreement by such Initial Investor will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the certificate of formation, limited partner agreement or other organizational documents of such Initial Investor or (ii) any law, order or material agreement applicable to such Initial Investor or by which any property or asset of such Initial Investor is bound or affected or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of such Initial Investor; and

7.5

Other than this Agreement and the Interim Investors Agreement (as of the date hereof and made available to Investor), there are no other Contracts between any of the Parent, the Company, either Initial Investor or any of their Affiliates related to the Merger, the terms of either Initial Investor’s or any of their respective Affiliates’ investments in Parent or any of the other transactions contemplated by the Merger Agreement, the Interim Investors Agreement or the Equity Documents that have not been made available to Investor.

8.

Pre-Closing Information Rights. Parent agrees from the date hereof until the earlier to occur of the Closing or the valid termination of this Agreement it shall promptly provide to Investor of all material information related to the Company or the Merger that has been made available to Parent or Trident.

9.	Financing.

9.1

Investor shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the proceeds of the Financing prior to the Investment Closing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (a) maintain in effect the Commitment Letter and (b) comply with its obligations in the Commitment Letter.

9.2	In the event that all conditions contained in the Commitment Letter have been satisfied (or upon such funding will be satisfied), Investor shall cause the Equity Investors to fund the Financing.

9.3	Investor shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)	permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy:

(i)	would add new (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the Financing,

(ii)	would reduce the amount of the Financing below the amount required to consummate the transactions contemplated hereby,

(iii)

would adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letter as in effect on the date hereof; or

(iv)	would otherwise be reasonably expected to prevent, impede or delay in any material respect the consummation of the Investment Closing; or

(b)

terminate, or permit the termination of, the Commitment Letter, unless the Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Commitment Letter, would satisfy the requirements of the foregoing Section 9.3(a)(i).

9.4

Investor shall provide Parent with prompt notice of (a) any material breach or default by any party to the Commitment Letter of which Investor becomes aware or (b) the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter of any provision thereof.

10.	Termination.

10.1	This Agreement will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with its terms.

10.2

This Agreement may be terminated (a) at any time prior to the Investment Closing by the mutual written consent of Parent and Investor, (b) by Investor by written notice to the Parent, if (i) a breach, inaccuracy or failure to be true of any representation or warranty or failure to perform any covenant or agreement on the part of any other Party hereto set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 2.1 to be unable to be satisfied at the Investment Closing or (ii) Parent or the Initial Investors or any of their respective Affiliates amend, restate, modify, waive or take any actions under or with respect to the Merger Agreement or the Interim Investors Agreement, or any of the transaction contemplated thereby, including entering into any side letters or similar Contracts, that would reasonably be expected to have an actual disproportionate adverse effect on Investor as compared to Trident, including such actions that bestow a benefit on Trident that is not proportionally shared by Investor (provided that, any action that affects Parent directly and its investors only indirectly and proportionately shall not give rise to a termination right pursuant to this Section 10.2(b)(ii)) or (c) by Parent by written notice to Investor, if Investor has materially breached any of its representations, warranties, covenants or agreements hereunder.

10.3

If this Agreement is terminated as provided in this Section 10, this Agreement will become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease (except that the provisions of this Section 10, Section 11, Section 12 and Section 13 will survive any termination of this Agreement); provided, that nothing in this Section 10 will relieve any Party from any liability resulting from its Willful Breach of this Agreement.

11.

Sole Recourse Against Investor. Notwithstanding anything herein to the contrary, Parent and the Initial Investors acknowledge and agree that (a) the exclusive remedies of any Party hereto arising from or related to any breach of this Agreement by Investor (including any Willful Breach) are (i) termination of this Agreement pursuant to Section 10.2(c) or (ii) seeking specific performance in accordance with Section 13.4 and (b) in no event will any Party hereto, the Company or any of their respective Affiliates be entitled to seek or receive any monetary damages, award or other compensation from Investor, the Equity Investors or any of their respective Affiliates arising from or related to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

12.

Non-Recourse. Each Party agrees, both for itself and its Affiliates, that except to the extent expressly set forth in the Commitment Letter (and subject to the terms, conditions and limitations set forth therein), all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Parties hereto, and no Person who is not a Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any Party (“Non-Party Entities”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of any Party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Entities. Non-Party Entities are expressly intended as third-party beneficiaries of this provision of this Agreement.

13.	Miscellaneous.

13.1

Entire Agreement; Amendments, Waivers, Etc. As of the date hereof, this Agreement embodies the entire agreement and understanding between the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the Parties hereto relating to such subject matter other than those expressly set forth in this Agreement and any writings expressly contemplated or required hereby. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the Parties hereto.

13.2	Expenses. Each party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

13.3

Applicable Law; Jurisdiction. This Agreement will be governed by the Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.3.

13.4	Specific Performance.

(a)

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity (subject to Section 11).

(b)

Notwithstanding the foregoing or anything herein to the contrary, Parent shall be entitled to seek or obtain specific performance to cause Investor to cause the Financing to be funded and to consummate the Investment Closing, only if: (i) all of the conditions set forth in Sections 2.1 have been satisfied or waived by Investor (other than those conditions that by their terms are to be satisfied at the Investment Closing, each of which shall be capable of being satisfied as of such date), (ii) Investor fails to consummate the Investment Closing on the date the Investment Closing should have occurred pursuant to Section 2.1, (iii) Parent has confirmed in writing to Investor that if specific performance is granted and the Financing is funded the Investment Closing will occur pursuant to Section 2.1 and (v) this Agreement has not been validly terminated.

13.5

Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second Business Day after the sending thereof:

If to Parent:

Evergreen Parent, L.P.

c/o AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Attention:     Barry Zyskind

Email:           barry.zyskind@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Trident Pine Acquisition LP

c/o Stone Point GP Ltd.

20 Horseneck Lane

Greenwich, CT 06830

Attention:     David Wermuth

Facsimile:     (203) 625-8357

Email:           dwermuth@stonepoint.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:     Todd E. Freed

Jon A. Hlafter

Facsimile:     (212) 735-2000

Email:           todd.freed@skadden.com

                       jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile:     (212) 757-3990

Attention:      Ross A. Fieldston

  Adam M. Givertz

If to Investor:

MH JV Holdings, L.P,

c/o Madison Dearborn Partners

70 W. Madison St. Suite 4600

Chicago, Illinois 60602

Attention:     Vahe Dombalagian

  Matthew Raino

Facsimile:    (312) 895-1001

Email:          vdombalagian@mdcp.com

        mraino@MDCP.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attention:   Neal Reenan, P.C.

Adam Clifford

Facsimile:   (312) 862-2200

Email:          nreenan@kirkland.com

         adam.clifford@kirkland.com

13.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

13.7

Successors and Assigns; Assignment. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. The rights of Investor hereunder may not be assigned without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, provided that no such assignment shall relieve Investor of its obligations hereunder. The rights of Parent hereunder may not be assigned without Investor’s prior written consent. Any purported transfer or assignment of any portion of a party’s rights or obligations hereunder in contravention of this Section 13.7 shall be null and void ab initio.

13.8

No Third Party Beneficiaries. Except as expressly set forth in this Agreement, this Agreement is not intended to, and does not, confer any legal or equitable rights or remedies hereunder upon any person other than the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed as of the date first above written.

MH JV HOLDINGS, L.P.

By:	Madison Dearborn Partners VII-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe A. Dombalagian
Name:	Vahe A. Dombalagian
Title:	Managing Director

Accepted: July 23, 2018

EVERGREEN PARENT, L.P.
By: Evergreen GP, LLC, its general partner

By:	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

K-Z EVERGREEN, LLC (solely for purposes of Sections 2.2, 7 and 11)

By:	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

Signature Page to Subscription Agreement

TRIDENT PINE ACQUISITION LP (solely for purposes of Sections 2.2, 2.6, 7 and 11)

By:	Trident Pine GP, LLC, its general partner

By:	/s/ David Wermuth
Name: David Wermuth
Title: Manager

Signature Page to Subscription Agreement

Each of the undersigned hereby consents to the terms and conditions of this Agreement and agrees that for purposes of Section 8(c) and Section 16(a) of the Interim Investor’s Agreement, dated as of March 1, 2018, among the undersigned, Trident, Parent, Merger Sub, and the other parties thereto (the “Interim Investors Agreement”), this Agreement shall constitute a Permitted Equity Syndication (as such term is defined in the Interim Investors Agreement).

K-Z EVERGREEN, LLC

By:	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

TRIDENT PINE ACQUISITION LP

By:	Trident Pine GP, LLC, its general partner

By:	/s/ David Wermuth
Name: David Wermuth
Title: Manager

Signature Page to Subscription Agreement